Exhibit 99.1

CONSENT OF STOCKHOLDER

OF

NORTH STAR FINANCIAL CORPORATION

IN LIEU OF SPECIAL MEETING

The undersigned, being a stockholder of North Star Financial Corporation, a Delaware corporation (the “Corporation”), hereby consents to the following action without a formal meeting of the stockholders, or notice thereof:

BE IT RESOLVED, that the Agreement and Plan of Merger and Reorganization dated as of January 12, 2007 (the “Merger Agreement”), and the Amendments thereto dated as of February 21, 2007 and March 14, 2007 (the “Amendments”), by and among the Corporation, Marshall & Ilsley Corporation (“Marshall & Ilsley”), a Wisconsin corporation, M&I Merger Corp., a Wisconsin corporation and a wholly owned subsidiary of Marshall & Ilsley, and M&I Merger Sub, LLC, a single member Wisconsin limited liability company and a wholly owned subsidiary of Marshall & Ilsley, wherein the Corporation is merged with M&I Merger Corp. and M&I Merger Sub (collectively, the “Parties”) in a two-step merger transaction (the “Merger”), are hereby confirmed, ratified and approved upon the terms and conditions stated therein.

BE IT FURTHER RESOLVED, that the actions of the officers of the Corporation in executing and delivering the Merger Agreement and Amendments in the name of and on behalf of the Corporation be, and hereby are, confirmed, ratified and approved.

BE IT FURTHER RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to file such documents and do all such things as they, in their sole discretion, deem necessary or advisable to effectuate said Merger Agreement and Amendment, including, but not limited to, the execution of a Certificate of Merger and the filing of such Certificate of Merger with the office of the Delaware Secretary of State.

BE IT FURTHER RESOLVED, that the proper officers of the Corporation be, and each of them individually hereby is, subject to approval by the Corporation’s Board of Directors, authorized and empowered, in the name and on behalf of the Corporation, at any time prior to the effective time of the Merger to execute and deliver an amendment to the Merger Agreement, including but not limited to, an amendment which allows any of the Parties to extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement; provided, however, that no amendment may be entered into which would reduce the amount of consideration received or change the manner or basis of converting the shares of common stock of the Corporation into shares of Marshall & Ilsley upon completion of the Merger, and further provided that the taking of such action does not violate the Delaware Business Corporation Law.

The Merger Agreement, the Amendment and the Merger are more fully described in the Information Statement/Prospectus dated March 16, 2007, a copy of which accompanies this Consent of Stockholder. The undersigned hereby acknowledges receipt of the Information Statement/Prospectus.

This Consent of Stockholder will be effective and irrevocable as of 5:00 p.m. (Central Daylight Time) on April 12, 2007, which is at least 20 days after the mailing of the Information Statement/Prospectus.

This Consent of Stockholder is given in lieu of a special meeting of the stockholders of the Corporation. This Consent of Stockholder may be executed in one or more counterparts, each of which shall constitute an original, but all of which shall constitute one and the same instrument, and all such actions taken hereunder shall have the same force and effect as a vote of the stockholders for all purposes.

IN WITNESS WHEREOF, the undersigned has executed this Consent of Stockholder as of the          day of             , 2007.

Your Signature	Signature of Co-Owner, if held jointly

Your Printed Name	Printed Name of Co-Owner, if held jointly

Date:	Date:

If you are signing as attorney, executor, administrator, trustee or guardian or on behalf of an entity, such as a corporation, limited partnership or limited liability company, please indicate your office or capacity.

Title:

[Mailing Label] (Includes Name of Partnership)	Please date and sign exactly as your name appears on the mailing label, unless your name is printed incorrectly

This consent must be completed and returned to the Corporation in the enclosed reply envelope before 5:00 p.m., Central Standard Time, on April 12, 2007, or such later date as may be chosen by the Parties.

If you have any questions or need assistance in completing the consent form, please call, Michael Gerdes at (312)559-9761